Exhibit 99.1

Contact:	Alliance Data Julie Prozeller, Investors/Analysts Financial Dynamics 212-850-5721 alliancedata@fd.com

Shelley Whiddon, Media Alliance Data 972-348-4310 Shelley.Whiddon@AllianceData.com

ALLIANCE DATA ANNOUNCES THIRD QUARTER RESULTS

*Company Raises Full-Year 2008 Cash Earnings per Share Guidance

*Establishes 2009 Guidance of 17 – 18 Percent Cash Earnings per Share Growth

Dallas, TX, October 22, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the third quarter ended September 30, 2008.

Total third quarter revenue increased 4 percent to $511.2 million compared to $492.0 million for the third quarter of 2007. Income from continuing operations per diluted share increased 20 percent to $0.91 per diluted share compared to $0.76 for the third quarter of 2007.

Adjusted EBITDA for the third quarter of 2008 increased 1 percent to $170.0 million compared to $168.9 million for the third quarter of 2007. Cash earnings per diluted share increased 15 percent to $1.22 for the third quarter of 2008 compared to $1.06 for the third quarter of 2007. This result exceeded the Company’s previously issued guidance for third quarter cash earnings per diluted share of $1.15. See “Financial Measures” below for a discussion of operating EBITDA, adjusted EBITDA, cash earnings and cash earnings per diluted share. The segment information, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share exclude pre-tax merger and other non-routine income of $1.1 million for the three months ended September 30, 2008. This includes the receipt of $3.0 million for reimbursement of certain costs related to the Blackstone entities’ financing of the proposed merger and $0.9 million of expenditures directly associated with the proposed but now terminated merger of the Company with an affiliate of The Blackstone Group. Additionally, the Company incurred approximately $1.0 million in other non-routine costs associated with the disposition of non-core operations.

Alliance Data Systems Corporation

October 22, 2008

“Our business model continues to deliver solid results as evidenced by our 15 percent cash earnings per share growth for the third quarter,” said Mike Parks, Alliance Data chairman and chief executive officer. “Once again, our Canadian AIR MILES® Reward Program continued to over-perform, achieving organic growth rates of 25 percent and 38 percent for revenue and adjusted EBITDA, respectively, with no foreign exchange benefit. In addition, the strong performance in our Epsilon Marketing Services business was driven by new wins including Commerce Bank and Beech-Nut Nutrition, larger commitments from existing clients, stable pricing and new client ramp-ups. Finally, while Private Label’s results continue to be affected by the loss of the Lane Bryant portfolio, we are nearing the anniversary of that loss in the fourth quarter. We are beginning to see traction from the ramp-up of clients signed over the last three years which, along with the record-level signings of new clients in 2008, are expected to drive credit sales and portfolio growth in 2009.

“As the Company has demonstrated through 30 quarters of meeting or exceeding guidance, visibility and predictability are key attributes of our business model,” continued Mr. Parks. “Despite market turmoil and concerns about the macro-economic environment, the increasing trend of marketing dollars shifting to highly targeted, full-scale loyalty and marketing programs with measurable results gives the Company confidence that 2008 will be another year of outstanding performance. As a result of our solid third quarter performance and the visibility we have for the remainder of the year, we are again raising our guidance for the full year 2008.”

BUSINESS REVIEW

Third quarter results were driven by continued leadership from the Company’s Loyalty Services segment. In addition to increasing growth via existing sponsors as well as the ongoing ‘network’ effect as more collectors visit more sponsors, Loyalty Services continues to sign additional high value-add sponsors. Specifically, Hilton HHonors® joined the AIR MILES Reward Program during the quarter and its 3,000 global locations will offer a tremendous opportunity for collectors to earn additional miles.

The Company’s Epsilon Marketing Services business’ adjusted EBITDA rose from the low-to-mid $20 million range during the first and second quarters to over $40 million in the third quarter as clients continued to rely on Epsilon’s highly targeted transaction-based loyalty and marketing programs. Despite dismal consumer spending and severe cutbacks in retailers’ marketing budgets, this segment continued to deliver results. Furthermore, during the quarter Epsilon Marketing Services continued to build and expand its diverse client base as evidenced by the additions of both Commerce Bank and Beech-Nut Nutrition.

Alliance Data Systems Corporation

October 22, 2008

During the quarter the Company’s Private Label business signed the renewal of New York & Company along with five new programs including Beall’s Department Stores, Southern Pipe (commercial program), eight of Orchard Group’s newly acquired catalogs, a co-brand program with Ann Taylor to supplement our existing private label program and a new private label program for sporting goods retailer Gander Mountain. This brings the Company’s total count of new program signings to nine for the year.

During the third quarter the Company completed the disposition of the majority of Utility Services, a non-core discontinued operation, bringing in approximately $50 million in cash. Turning to capital markets, Alliance Data continued to expand its liquidity through a new $805 million convertible note offering as well as the recent October 2008 announcement of $1.4 billion in new facilities for the Private Label Credit business. Finally, the Company spent approximately $420 million on share repurchases during the quarter pursuant to previously announced share repurchase programs. Year to date, the Company has repurchased 14.3 million, or 18 percent, of its outstanding shares for $870 million out of the aggregate $1.8 billion authorization.

SEGMENT REVIEW

Loyalty Services. Loyalty Services delivered a record third quarter with revenue and adjusted EBITDA of $187.7 million and $49.0 million, respectively. For the third quarter 2008, revenue grew 25 percent compared to the prior year while adjusted EBITDA increased by 38 percent compared to the prior year, driving adjusted EBITDA margins up close to 250 basis points versus the third quarter of 2007. This strong performance was driven by several factors, including solid double-digit growth in both AIR MILES reward miles issued and AIR MILES reward miles redeemed. Additional growth drivers for Loyalty Services include the continued benefit from solid pricing, the ramp-up of new sponsors, expanded commitments from existing sponsors, and, finally, the continued benefit of coalition loyalty as households frequent an increasing number of sponsors. The program’s relatively fixed cost structure also continued to drive margin expansion.

Driven by the factors noted above, Loyalty Services is currently running well above its long-term target growth rates for both revenue and adjusted EBITDA. As such, it is expected that results for the full-year 2008 will remain well ahead of initial Company expectations and provide strong comfort that 2009 will be another excellent year for Loyalty Services.

Epsilon Marketing Services. Epsilon Marketing Services’ performance was highlighted by adjusted EBITDA for the third quarter of $40.1 million, which represented sequential adjusted EBITDA growth of over 50 percent from the second quarter and adjusted EBITDA growth of just under 10 percent compared to the prior year period. The Company remains confident in the results expected for the remainder of the year in Epsilon Marketing Services despite the extremely challenging conditions in the macro-environment. The Company does, in fact, believe that many businesses have severely cut back on marketing spend. However, as was borne out in the third quarter, Epsilon’s target marketing programs continue to be utilized by our clients in lieu of more traditional marketing channels.

Alliance Data Systems Corporation

October 22, 2008

Revenue growth rose to 6 percent in the third quarter versus 5 percent in the second quarter. The segment’s performance was driven by new client signings, including Commerce Bank and Beech-Nut Nutrition, larger commitments from existing clients, stable pricing and new client ramp-ups. Due to client confidentiality, most new signings have not been announced publicly. However, Epsilon continues to have the most robust pipeline in the Company and signings this year have been in diverse industries such as Insurance, Healthcare, Financial Services, Computer Services, Retail and Leisure. For the year, Epsilon is expected to achieve double-digit growth in adjusted EBITDA and continued double-digit growth for 2009.

Private Label Services. Private Label Services provides processing, high-end customer care and marketing programs associated with the Company’s approximately 90 private label card clients. For the quarter, revenue increased slightly to $94.7 million compared to prior year, while adjusted EBITDA increased by 26 percent to $30.5 million compared to the prior year.

The increase in adjusted EBITDA is primarily the result of the segment’s continued benefit from increased adjusted EBITDA margin related to fees earned based upon incremental costs of expanding both its collections and customer care services in 2007. In 2008, Private Label Services increased its charges to Private Label Credit for these incremental costs incurred. Additionally, Private Label Services is expected to generate growth once the Lane Bryant grow-over eases and overall volumes begin to increase as new clients signed in 2006, 2007 and 2008 continue to ramp-up. Mid-to-high single digit growth for 2009 is expected.

Private Label Credit. Private Label Credit revenue declined by 12 percent to $182.4 million for the third quarter compared to the prior year. The decline in revenue was largely attributable to the loss of the Lane Bryant portfolio. While the segment achieved a lower cost of funds relative to the prior year, certain of those benefits were reflected as a reduction of interest expense (“below adjusted EBITDA”) from the result of the on balance sheet financing structure.

Adjusted EBITDA declined 33 percent to $59.7 million for the third quarter compared to the prior year. The decline is consistent with the average of $22 million per quarter seen in the first nine months of 2008. Similar to revenue, the decline in adjusted EBITDA was primarily the result of the loss of the Lane Bryant portfolio and the previously discussed transfer pricing from Private Label Services and cost of funds savings reflected below adjusted EBITDA.

Turning to operating metrics, the trends remain consistent with previous guidance:

•	Portfolio Growth – excluding Lane Bryant (which will anniversary in November), growth remains consistent in the mid-single digit range;

Alliance Data Systems Corporation

October 22, 2008

•

Portfolio Yield – during the first half of the year, slightly lower yields were seen as a result of a modest fall off in late fee payments. In the third quarter, yields bounced back from the second quarter;

•

Credit Losses – consistent with guidance, credit losses are expected to average in the mid-6 percent range for the year. The first half of the year was below the mid-6 percent range, while the second half is expected to be above;

•

Delinquencies – consistent with guidance, delinquencies are expected to average in the mid-5 percent range for the year. Similar to credit losses, delinquency rates were below this average during the first half of the year and are expected to run above during the second half;

•	Costs of Funds – remained relatively stable versus the prior quarter.

The combination of Private Label Services and Private Label Credit has produced adjusted EBITDA results that have lagged behind prior year by approximately $20 million per quarter. The anniversary of the loss of the Lane Bryant portfolio in the fourth quarter is expected to reduce this impact by half. The adjusted EBITDA decline will then narrow further and flatten out in 2009.

OUTLOOK FOR 2008

Loyalty Services is expected to continue its over-performance in the fourth quarter and Epsilon Marketing Services is expected to continue to have a very strong year. Private Label faced stiff comparisons during much of the year and this will ease in the fourth quarter with the anniversary of the loss of the Lane Bryant portfolio.

The Canadian dollar peaked in the fourth quarter of 2007 at $1.02 and currently trades at approximately $0.85. This 17 cent weakening will result in an approximate $35.0 million negative impact to revenue and an approximate $8.0 million decrease in adjusted EBITDA in the fourth quarter. As a result of the actions the Company has recently taken to significantly expand its excess liquidity capacity, or “liquidity insurance,” primarily with the recently announced new funding facilities of $1.4 billion, the Company will incur incremental costs of approximately $8.0 million from these facilities. These incremental costs are the result of the current dislocation of LIBOR rates and tight credit markets. This increased cost of funds will also have an impact on the interest only strip, as the interest only strip will be essentially flat for the second half of 2008 compared to a gain on the interest only strip of $18.0 million in the comparable period last year. The impact will affect both revenue and adjusted EBITDA.

Alliance Data continues to utilize its free cash flow generation and low leverage to execute its previously announced $1.8 billion share repurchase programs, which have resulted in over 14 million shares being repurchased, or 18 percent of all shares outstanding since the beginning of 2008. The buyback programs have proven to be both timely and accretive.

The Company believes that the over-performance of Loyalty Services, strong year for Epsilon Marketing Services and the accretion from the buyback programs will more than

Alliance Data Systems Corporation

October 22, 2008

offset the incremental cost of the expanded liquidity, Canadian dollar impact and the Private Label headwinds. As a result, the Company is raising its earnings guidance for the full-year 2008 from cash earnings per share of $4.35 to cash earnings per share of $4.40. This will result in growth of 13 percent for the year, consistent with the Company’s original guidance of an earnings growth acceleration model. Specifically, the first quarter showed zero percent growth, while second quarter and third quarter generated mid-teens growth and the fourth quarter is expected to significantly exceed those rates. Full year revenue is expected to come in around $2.05 billion, with operating EBITDA of $700 million, adjusted EBITDA of $660 million and, as mentioned, cash earnings per share at $4.40 for a 13 percent growth rate.

OUTLOOK FOR 2009

The Company is expected to benefit from:

•	Loyalty Services’ organic revenue and adjusted EBITDA growth of 18 and 20 percent, respectively;

•	Epsilon Marketing Services’ organic revenue and adjusted EBITDA growth of 8 and 13 percent, respectively;

•	Private Label Services’ revenue and adjusted EBITDA growth in the mid-single digit range;

•	Private Label Credit portfolio growth in the low double-digits. Fourth quarter exit rate of mid-single digits plus 10 new programs ramping up;

•	Minimal Capital Expenditures;

•	Strong Free Cash Flow generation;

•	Robust excess liquidity; and

•	Accretion from the share repurchase programs.

The Company is expected to be negatively impacted by:

•	Canadian dollar currently running at 10 cents below 2008’s average rate, which should impact revenue and adjusted EBITDA by $80.0 million and $20.0 million, respectively;

•

Funding costs and “liquidity insurance” increasing due to the credit crunch, which is the reverse of typical behavior during a recession ($25 million negative impact to revenue and adjusted EBITDA); and

•	Assumption of deep recession which will drive loss rates up in a steady and moderate fashion similar to 2008. 100bps = $44 million negative impact to revenue and adjusted EBITDA.

The Company expects cash earnings per share growth of 17 -18 percent, equating to cash earnings per share of $5.15 - $5.20.

Overall, solid earnings growth is expected to continue. Loyalty Services and Epsilon Marketing Services combined are expected to account for the majority of cash flow and

Alliance Data Systems Corporation

October 22, 2008

virtually all of Alliance Data’s growth. Private Label Services and Private Label Credit are expected to have strong statement and portfolio growth metrics due to the anniversary of the loss of the Lane Bryant portfolio and the record level of new programs signed in 2008 and ramping in 2009. This higher than typical growth should be largely offset by the expected cost of funds, “liquidity insurance” and credit loss increases.

Alliance Data will continue to utilize its free cash flow generation and low leverage to execute its $1.8 billion share repurchase programs in 2009. Accretion from the share repurchase programs is expected to mitigate a significant portion of the challenges in 2009.

On a consolidated level, for 2009 the Company is expecting $2.15 billion in revenue, operating EBITDA of $720 million, adjusted EBITDA of $680 million, and cash earnings per share of $5.15 - $5.20, a 17 - 18 percent increase over 2008. Revenue and adjusted EBITDA for 2009 could be impacted by the classification of the cost of funds depending on the funding source utilized.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as EBITDA, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the proposed merger and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on October 22, 2008 at 5:00 p.m. (Eastern) to discuss the Company’s third quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

Alliance Data Systems Corporation

October 22, 2008

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “66996121”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on October 29, 2008.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business

Alliance Data Systems Corporation

October 22, 2008

which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

October 22, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Revenue	$511.2	$492.0	4%	$1,517.7	$1,440.2	5%

Income from continuing operations	$63.4	$61.3	3%	$188.0	$177.5	6%

Income from continuing operations per share – diluted	$0.91	$0.76	20%	$2.46	$2.20	12%

Adjusted EBITDA	$170.0	$168.9	1%	$496.5	$479.6	4%

Operating EBITDA	$185.0	$178.5	4%	$529.6	$504.3	5%

Cash Earnings	$85.0	$85.7	(1)%	$247.5	$239.8	3%

Cash Earnings per share – diluted	$1.22	$1.06	15%	$3.24	$2.97	9%

	As of September 30, 2008	As of December 31, 2007
Cash and cash equivalents	$378.2	$219.2

Seller’s interest and credit card receivables	373.7	652.4
Redemption settlement assets	644.2	317.1
Intangible assets, net	303.4	343.4
Goodwill	1,165.4	1,185.8
Total assets	4,193.9	4,103.6

Deferred revenue	1,141.7	828.3
Certificates of deposit	345.8	370.4
Core debt(1)	1,598.0	921.0
Total liabilities	3,681.7	2,906.6
Stockholders’ equity	512.2	1,197.0

(1)	Core debt excludes certificates of deposit and capital leases and other debt.

Alliance Data Systems Corporation

October 22, 2008

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Change	2008	2007	Change
Segment Revenue:
Loyalty Services	$187.7	$150.2	25%	$559.5	$435.3	29%
Epsilon Marketing Services	130.8	122.9	6	361.6	330.8	9
Private Label Services	94.7	92.6	2	285.0	282.0	1
Private Label Credit	182.4	207.6	(12)	579.0	633.7	(9)
Corporate/Other	7.7	8.6	(10)	9.8	30.0	(67)
Intersegment	(92.1)	(89.9)	2	(277.2)	(271.6)	2

	$511.2	$492.0	4%	$1,517.7	$1,440.2	5%

Segment Adjusted EBITDA:
Loyalty Services	$49.0	$35.5	38%	$143.3	$93.3	54%
Epsilon Marketing Services	40.1	36.8	9	90.2	81.4	11
Private Label Services	30.5	24.2	26	87.4	81.3	8
Private Label Credit	59.7	89.1	(33)	210.4	278.4	(24)
Corporate/Other	(9.3)	(16.7)	(44)	(34.8)	(54.8)	(36)

	$170.0	$168.9	1%	$496.5	$479.6	4%

Key Performance Indicators:
Private label statements generated	30.7	33.9	(9)%	93.3	102.1	(9)%
Average managed receivables	$3,840.2	$3,901.6	(2)%	$3,859.5	$3,890.4	(1)%
Private label credit sales	$1,694.1	$1,773.5	(4)%	$5,096.0	$5,277.2	(3)%
AIR MILES Reward Miles issued	1,137.7	1,020.0	12%	3,300.6	2,998.2	10%
AIR MILES Reward Miles redeemed	736.8	615.3	20%	2,224.7	1,933.6	15%
As Adjusted Key Performance Indicators(1)
Private label statements generated	30.7	31.6	(3)%	93.3	95.1	(2)%
Average managed receivables	$3,840.2	$3,659.4	5%	$3,859.5	$3,651.4	6%
Private label credit sales	$1,694.1	$1,688.4	—%	$5,096.0	$5,020.9	2%

(1)	Excludes the impact of the loss of the Lane Bryant portfolio.

Alliance Data Systems Corporation

October 22, 2008

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total revenue	$511.2	$492.0	$1,517.7	$1,440.2

Total operating expenses	391.4	376.5	1,165.2	1,101.9

Operating income	119.8	115.5	352.5	338.3

Interest expense, net	16.5	17.7	47.5	52.5

Income from continuing operations before income taxes	103.3	97.8	305.0	285.8
Income tax expense	39.9	36.5	117.0	108.3

Income from continuing operations	63.4	61.3	188.0	177.5

Income (loss) from discontinued operations, net of taxes(1)	5.9	(32.1)	(22.5)	(47.4)

Net income	$69.3	$29.2	$165.5	$130.1

Per share data:

Basic – Income from continuing operations	$0.94	$0.78	$2.53	$2.26

Basic – Income (loss) from discontinued operations	0.09	(0.41)	(0.30)	(0.60)

Basic – Net income	$1.03	$0.37	$2.23	$1.66

Diluted – Income from continuing operations	$0.91	$0.76	$2.46	$2.20

Diluted – Income (loss) from discontinued operations(1)	0.08	(0.40)	(0.29)	(0.59)

Diluted – Net income	$0.99	$0.36	$2.17	$1.61

Weighted average shares outstanding – basic	67.4	78.2	74.2	78.5

Weighted average shares outstanding – diluted	69.7	80.7	76.3	80.8

(1)

During the third quarter of 2007, the Company recorded a pre-tax impairment charge of $40.0 million related to the write-down of certain long-lived assets in the Company’s utility services business. The amount net of tax is classified as part of our discontinued operations.

Alliance Data Systems Corporation

October 22, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$63.4	$61.3	$188.0	$177.5
Stock compensation expense	17.2	14.5	31.2	35.2
Income tax expense	39.9	36.5	117.0	108.3
Interest expense, net	16.5	17.7	47.5	52.5
Depreciation and other amortization	17.4	15.4	52.7	44.0
Amortization of purchased intangibles	16.7	17.4	50.7	49.9
Loss on sale of assets	—	—	1.1	—
Merger and other costs	(1.1)	6.1	8.3	12.2

Adjusted EBITDA	170.0	168.9	496.5	479.6
Change in deferred revenue(1)	(37.6)	66.0	313.4	152.7
Change in redemption settlement assets(1)	28.9	(26.6)	(327.1)	(54.6)
Foreign currency impact	23.7	(29.8)	46.8	(73.4)

Operating EBITDA	$185.0	$178.5	$529.6	$504.3

Cash Earnings:
Income from continuing operations (GAAP measure)	$63.4	$61.3	$188.0	$177.5
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	17.2	14.5	31.2	35.2
Amortization of purchased intangibles	16.7	17.4	50.7	49.9
Loss on the sale of assets	—	—	1.1	—
Merger and other costs	(1.1)	6.1	8.3	12.2
Income tax effect (2)	(11.2)	(13.6)	(31.8)	(35.0)

Cash earnings	$85.0	$85.7	$247.5	$239.8

Weighted average shares outstanding – diluted	69.7	80.7	76.3	80.8
Cash earnings per share – diluted	$1.22	$1.06	$3.24	$2.97

(1)

Increases to deferred revenue and redemption settlement assets for the nine months ended September 30, 2008 were impacted by the transaction completed with the Bank of Montreal in the second quarter of 2008.

(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

October 22, 2008

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months ended September 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$38.0	$7.0	$4.0	$—	$49.0
Epsilon Marketing Services	17.9	18.7	3.5	—	40.1
Private Label Services	26.0	2.2	2.3	—	30.5
Private Label Credit	56.2	3.0	0.5	—	59.7
Corporate/Other	(18.3)	3.2	6.9	(1.1)	(9.3)

	$119.8	$34.1	$17.2	$(1.1)	$170.0

	Three months ended September 30, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$27.6	$6.1	$1.8	$—	$35.5
Epsilon Marketing Services	15.1	18.8	2.9	—	36.8
Private Label Services	20.9	2.0	1.3	—	24.2
Private Label Credit	86.1	2.8	0.2	—	89.1
Corporate/Other	(34.2)	3.1	8.3	6.1	(16.7)

	$115.5	$32.8	$14.5	$6.1	$168.9

	Nine Months ended September 30, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$111.2	$23.7	$8.4	$—	$143.3
Epsilon Marketing Services	25.8	56.7	5.1	2.6	90.2
Private Label Services	74.9	6.7	4.3	1.5	87.4
Private Label Credit	200.5	8.6	1.3	—	210.4
Corporate/Other	(59.9)	7.7	12.1	5.3	(34.8)

	$352.5	$103.4	$31.2	$9.4	$496.5

	Nine Months ended September 30, 2007
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$70.1	$17.6	$5.6	$—	$93.3
Epsilon Marketing Services	21.4	52.6	7.4	—	81.4
Private Label Services	70.9	6.5	3.9	—	81.3
Private Label Credit	269.4	8.4	0.6	—	278.4
Corporate/Other	(93.5)	8.8	17.7	12.2	(54.8)

	$338.3	$93.9	$35.2	$12.2	$479.6

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.

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